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                                                                    EXHIBIT 10.4

                                                                 1 February 2000

                                      SERP

                       CENTEX CONSTRUCTION PRODUCTS, INC.
                              AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PURPOSE

         Under the Internal Revenue Code (the "Code") the federal government sets a limit (currently $170,000) on the amount of annual compensation which may be considered in determining, for the account of an eligible participant, a company's contribution to a tax-qualified defined contribution plan, including the Profit Sharing and Retirement Plan of Centex Construction Products, Inc. (the "Plan"). The purpose of this non-qualified Supplemental Executive Retirement Plan ("SERP") is to establish balances for each participant in this SERP in an amount substantially equal to the additional contribution which he or she would have received under the Plan had 100% of his or her annual salary been eligible for a profit sharing contribution. The first SERP contribution was for the Plan year ended March 31, 1995. The Plan year was changed to a calendar year basis in 1999.

ELIGIBILITY

         All current participants in the Plan whose employer's contribution, other than a 401(k) contribution, is reduced either by the compensation limit under Section 401(k)(17) of the Code (currently $170,000) or in order to satisfy any of the non-discrimination tests applicable to the Plan, such as Section 410(b)(2) of the Code, which is commonly referred to as the "average benefits test". Those provisions of the Code which so limit the employer's contribution are herein called the "Limitations". New employees paid annual compensation in excess of the Limitations (including an employee who does not yet qualify for participation in the Plan, provided that he or she does subscribe to the Plan when he or she becomes eligible to do so), and participants in the Plan who first meet the eligibility standards after subscribing to the Plan, may be added to this SERP at the sole discretion of either the Chairman of the Board or the President and Chief Executive Officer of Centex Construction Products, Inc. (the "Company").

FUNDING

         This is an unfunded, non-qualified plan. The amounts to be allocated to each participant for both contributions and earnings will be reflected only as accrued



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         liabilities on the books and records of the Company. The participants will thus be unsecured creditors of the Company. From time to time the Company may, in its sole and absolute discretion, create and administer separate accounts for one or more participants which the Company may fund, from time to time, in amounts which are equivalent to the total account of the participant.

CONTRIBUTIONS

         The annual SERP accrual for the account of each participant will be calculated using the total compensation which, but for the Limitations, would be eligible for a profit sharing contribution under the Plan ("Total Compensation") less the amount which has been considered for the Plan contribution (this amount will be $170,000 for the Plan year ending December 31, 2000, and is subject to upward adjustment in future years as permitted by law). The difference between Total Compensation and that considered in the Plan is herein called "Excess Salary".

         The accrual contribution to be allocated to the account of a participant in the SERP will be the product of his or her Excess Salary times the percent of salary used by his or her employer in calculating the Plan contribution. Should the Plan formula be changed in future years such that the contribution is not calculated exclusively as a percentage of compensation, then the percentage to be used for the SERP shall represent the percentage derived by dividing the total profit sharing contribution for the applicable employer by the sum of all of Total Compensation for all of that employer's Plan participants.

EARNINGS

         Each participant may designate how his or her SERP account balance is to be invested by the Company and will have a "phantom" account whose results will match the result of the investments made by the Company. Each participant may so designate how his or her SERP balance is to be invested by the Company by selecting among the various investment options available to him or her as a participant in the Plan. If a participant does not notify Fidelity, the offeror of such various investment options, as to which investment options he or she selects, then such account balance will be invested in the Fidelity Freedom 2000 Fund, which is heavily invested in fixed income securities, or its successor.



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PAYOUT

         Upon termination of employment, including retirement from the Company and all its subsidiaries and affiliates (including Centex Corporation and its subsidiaries) the Company will become obligated to pay to an employee the entire vested balance in his or her account in the SERP. Payout will be made on the same basis as payout to the employee under the Plan, subject to the following:

         1. The Company may, in its sole and absolute discretion, pay out the entire SERP balance to such participant, regardless of whether or not such participant has elected to maintain his or her balance in the Plan, at any time upon 90 days prior written notice.

         2. If the balance of the SERP account at the time of termination of employment is less than $5,000, then within thirty (30) days following termination of employment the vested portion of his or her account balance will be disbursed to such participant, and thereafter he or she will have no further interest in the SERP.

         3. Following termination of employment upon retirement, if the participant is entitled to and, with the consent of the Company, does leave his or her SERP account balance in place, then the account will be credited with earnings at the same rate as active participants, depending upon the investment selections made by the retired participant.

         4. Following termination of employment for any reason other than retirement, if the participant is entitled to and, with the consent of the Company, does leave his or her SERP account balance in place, then the account will be credited with earnings at the lesser of the rate earned by the participant's Plan account for the year or 80% of the average Bank of America prime interest rate for the year. Such participant will not have the option of using the phantom accounts offered by Fidelity for active participants.

         5. Vesting of SERP balances will be identical to vesting of employer contributions to the Plan. Thus, if a terminated employee is only 60% vested in the Plan, the vesting in the SERP balance and accumulated earnings will also be 60%. No participant will be entitled to borrow or withdraw early any part of his or her vested balance.



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MODIFICATION, SUSPENSION OR TERMINATION OF SERP

         The Company may at any time amend, suspend or terminate the SERP. However, the amount accrued in the account of a participant in the SERP will not be reduced. If the SERP is suspended or terminated, the amount accrued in each account but not paid to the participant will continue to accrue interest at a rate equal to 80% of the prime rate charged from time to time by Bank of America until payout of such sum to the participant.



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